Exhibit 2.3

FORM OF

EMPLOYEE MATTERS AGREEMENT

BY AND BETWEEN

COMMUNITY HEALTH SYSTEMS, INC.

AND

QUORUM HEALTH CORPORATION

DATED AS OF [•], 20[•]

i

Section 6.17	Force Majeure	33
Section 6.18	No Set Off	33
Section 6.19	Headings	33
Section 6.20	Survival of Covenants	33
Section 6.21	Waivers of Default	33
Section 6.22	Amendments	33
Section 6.23	Limitations of Liability	33
Section 6.24	Mutual Drafting	34

Schedules:

Schedule 2.03(a)	-	Establishment of QHC Benefit Plans

Addenda:

Employee Benefit Plans Addendum

ii

EMPLOYEE MATTERS AGREEMENT

This EMPLOYEE MATTERS AGREEMENT dated as of [•], 20[•] and effective as of the Effective Time (as defined below) is by and between COMMUNITY HEALTH SYSTEMS, INC., a Delaware corporation (“CHS”), and QUORUM HEALTH CORPORATION, a Delaware corporation (“QHC”).

R E C I T A L S:

WHEREAS, the CHS Board (as defined below) has determined that it is appropriate and advisable to separate (i) thirty-eight (38) of CHS’s hospitals and related business operations and (ii) Quorum Health Resources, LLC, a hospital management and consulting services business, from CHS’s other hospitals and businesses;

WHEREAS, to effectuate the foregoing, CHS and QHC have entered into a Separation and Distribution Agreement (as defined below) which provides for, among other things, the contribution from CHS to QHC of certain Assets (as defined below), the assumption by QHC of certain liabilities from CHS, the distribution by CHS of QHC Common Stock (as defined below) to CHS shareholders, and the execution and delivery of certain other agreements to facilitate and provide for the foregoing, in each case subject to the terms and conditions set forth therein;

WHEREAS, the Employees (as defined below) of the QHC Business (as defined below) have been employed by the CHS Group (as defined below) and are to be Employees of the QHC Group (as defined below) after the Separation (as defined below); and

WHEREAS, this Agreement describes the principal employment, compensation, equity award and employee benefit plan arrangements between the Parties (as defined below).

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

AGREEMENT

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms. The following capitalized terms as used in this Agreement shall have the meaning set forth below unless otherwise specified herein:

“Adjusted CHS Award” means an Adjusted CHS Option, Adjusted CHS Restricted Stock Award, or Adjusted CHS RSU Award.

“Adjusted CHS Option” means an option to purchase one or more CHS Common Shares adjusted in accordance with Section 5.01.

“Adjusted CHS Restricted Stock Award” means a CHS Restricted Stock Award adjusted in accordance with Section 5.01.

“Adjusted CHS RSU Award” means a restricted stock unit award granted pursuant to a CHS Stock Program adjusted in accordance with Section 5.01.

“Adjusted QHC Stock Value” means the quotient obtained by dividing (i) the QHC Stock Value by (ii) the Distribution Ratio.

“Affiliate” has the meaning set forth in the Separation and Distribution Agreement.

“Agreement” means this Employee Matters Agreement and each of the Schedules hereto.

“Ancillary Agreements” has the meaning set forth in the Separation and Distribution Agreement.

“Assets” has the meaning set forth in the Separation and Distribution Agreement.

“Benefit Plan” means any (i) “employee benefit plan,” as defined in ERISA Section 3(3) (whether or not such plan is subject to ERISA); and (ii) employment, compensation, severance, salary continuation, bonus, incentive, retirement, thrift, savings, pension, termination benefit (including termination notice requirements), termination indemnity, other indemnification, supplemental unemployment benefit, severance pay, profit sharing, deferred compensation, stock ownership, stock purchase, stock option, stock appreciation right, restricted stock, “phantom” stock, performance share, restricted stock unit, other stock-based incentive, change in control, paid time off, perquisite, fringe benefit, vacation, disability, life, or other insurance, death benefit, hospitalization, medical, or other compensatory or benefit plan, program, fund, agreement, arrangement, or policy of any kind (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated), and any trust, escrow or similar agreement related thereto, whether or not funded, excluding any plan, program, fund, agreement, arrangement, or policy that is mandated by and maintained solely pursuant to applicable Law; provided, however, the term “Benefit Plan” does not include any government-sponsored benefits, such as workers’ compensation, government-sponsored retirement plans, unemployment or any similar plans, programs or policies or any Individual Agreement.

“Change of Control” has the meaning set forth in the Separation and Distribution Agreement.

“CHS” has the meaning set forth in the first sentence of this Agreement.

“CHS Benefit Plan” means a Benefit Plan sponsored by, maintained by, or contributed to by the CHS Group.

“CHS Board” means the CHS board of directors.

“CHS Common Shares” has the meaning set forth in the Separation and Distribution Agreement.

“CHS Compensation Committee” means the compensation committee of the CHS Board.

“CHS DCP” means the CHS/Community Health Systems, Inc. Deferred Compensation Plan.

“CHS Former Employee” means a Former Employee who is not a QHC Former Employee.

“CHS GHP” means the Community Health Systems Group Health Plan.

“CHS Group” means CHS and the CHS Subsidiaries.

“CHS Health and Welfare Plans” means a Health and Welfare Plans sponsored by, maintained by, or contributed to by the CHS Group; provided, however, that such term shall not include any of the plans listed on Schedule 2.03(a) hereto.

“CHS Nonqualified Plans” means, collectively, the CHS DCP, CHS NQDCP, CHS SSP, and HMA TAWP.

“CHS Nonqualified Trusts” means, collectively, the CHS/Community Health Systems, Inc. Deferred Compensation Plan Trust, the Trust Under the CHS NQDCP, the Trust Under the CHS 401(k) Supplemental Savings Plan, and the Rabbi Trust Established Under the Health Management Associates, Inc. Tax Advantaged Wealth Plan.

“CHS NQDCP” means the CHS NQDCP.

“CHS Option” means an option to purchase one or more CHS Common Shares granted under a CHS Stock Program and outstanding immediately prior to the Distribution Date (whether or not then exercisable).

“CHS Pre-Distribution Stock Value” means the volume-weighted average closing price of a CHS Common Share, as reported on the NYSE, traded regular way over the five (5) trading days preceding the Distribution Date.

“CHS Post-Distribution Stock Value” means the opening per-share price, as reported on the NYSE, of a CHS Common Share on the Distribution Date (or, if the Distribution Date is not an NYSE trading day, on the first trading day following the Distribution Date).

“CHSPSC” means CHSPSC, LLC, a Delaware limited liability company.

“CHS Restricted Stock Award” means a restricted stock award granted pursuant to a CHS Stock Program and outstanding immediately prior to the Distribution Date.

“CHS Retained Employee” means any Employee other than a QHC Employee.

“CHS Retirement Committee” means the CHS/Community Health Systems, Inc. Retirement Committee.

“CHS RIP” means the CHS/Community Health Systems, Inc. Retirement Income Plan.

“CHS RIP Trust” means the CHS/Community Health Systems, Inc. Retirement Income Plan Trust.

“CHS RSU Award” means a restricted stock unit award granted pursuant to a CHS Stock Program and outstanding immediately prior to the Distribution Date.

“CHS RSU Award Multiplier” means the sum of one plus the quotient obtained by dividing (i) the Adjusted QHC Stock Value by (ii) the difference between (A) the CHS Pre-Distribution Stock Value and (B) the Adjusted QHC Stock Value (rounded (general rule) to the third decimal place).

“CHS Savings Plans” means, collectively, the CHS/Community Health Systems, Inc. Retirement Savings Plan, the CHS/Community Health Systems Inc. Standard 401(k) Plan, and the Health Management Associates, Inc. Retirement Savings Plan.

“CHS SERP” means the CHS/Community Health Systems, Inc. Supplemental Executive Retirement Plan.

“CHS SSP” means the CHS 401(k) Supplemental Savings Plan.

“CHS Stock Programs” means, collectively, the Community Health Systems, Inc. 2000 Stock Option and Award Plan, as amended and restated as of March 20, 2013, the Community Health Systems, Inc. 2009 Stock Option and Award Plan, as amended and restated as of March 19, 2014, and any incentive compensation program or arrangement that governs the terms of equity-based incentive awards assumed by the CHS Group in connection with a corporate transaction and that is maintained by the CHS Group immediately prior to the Distribution Date (excluding any plan maintained solely by QHC or any QHC Subsidiary), and any sub-plans established under those programs.

“CHS Stock Value” means the sum of the CHS Post-Distribution Stock Value and the Adjusted QHC Stock Value.

“CHS Subsidiary” means any Subsidiary of CHS prior to, at or after the Effective Time (including, prior to the Effective Time, QHC and the QHC Subsidiaries).

“COBRA” means coverage required by Code Section 4980B or ERISA Section 601 et. seq.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Conveyance and Assumption Instruments” has the meaning set forth in the Separation and Distribution Agreement.

“Distribution” has the meaning set forth in the Separation and Distribution Agreement.

“Distribution Date” has the meaning set forth in the Separation and Distribution Agreement.

“Distribution Ratio” means the number of shares of CHS Common Stock in respect of which one QHC Common Share is distributed in the Distribution.

“Effective Time” means 12:01 a.m. Eastern Time on the Distribution Date.

“Employee” means an employee on the payroll of CHS, a CHS Subsidiary, QHC or a QHC Subsidiary (not including any Former Employee), including any employee absent from work on account of vacation, jury duty, funeral leave, personal leave, sickness, short-term disability, long-term disability or workers’ compensation leave (in each case, unless treated as a separated employee for employment purposes), military leave, family leave, pay continuation leave, or other approved leave of absence or for whom an obligation to recall, rehire or otherwise return to employment exists under a contractual obligation or Law.

“Employee Agreement” means an employment contract between a member of the CHS Group and an Employee, including, without limitation, the standard-form employee agreement customarily signed by certain Employees of the CHS Group.

“Employee Recoupment Asset” means an employer’s right to repayment from an employee in respect of a sign-on bonus payment, relocation expense payment, tuition payment, reimbursement, loan, or other similar item, including any agreement related thereto; provided, however, that Employee Recoupment Assets shall not include an employer’s right to recover the amount and/or value of any compensatory payment or award received by an employee, and/or gains realized by such employee in connection with such awards, pursuant to any “clawback” or similar policy of such employer related to the misconduct of such employee.

“Employment Tax” means withholding, payroll, social security, workers’ compensation, unemployment, disability and any similar tax imposed by any Tax Authority or social security authority, and any interest, penalties, additions to tax, or additional amounts with respect to the foregoing imposed on any taxpayer or consolidated, combined, or unitary group of taxpayers. With respect to any Employment Tax, the term “Tax Authority” means the governmental entity or political subdivision thereof that imposes such Employment Tax, and the agency (if any) charged with the collection of such Employment Tax for such entity or subdivision.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Force Majeure” has the meaning set forth in the Separation and Distribution Agreement.

“Former Employee” means any individual whose employment with the CHS Group or the QHC Group terminated on or prior to the Distribution Date for whom no obligation to recall, rehire or otherwise return to employment exists under a contractual obligation or Law.

“Governmental Authority” has the meaning set forth in the Separation and Distribution Agreement.

“Group” means the CHS Group or the QHC Group, as the context requires.

“Health and Welfare Plans” means any Benefit Plans established or maintained to provide, for Employees or Former Employees or their beneficiaries, through the purchase of insurance or otherwise, medical, dental, prescription, vision, short-term disability, long-term disability, death benefits, life insurance, accidental death and dismemberment insurance, business travel accident insurance, employee assistance program, group legal services, wellness, cafeteria (including premium payment, health care flexible spending account, and dependent care flexible spending account components), travel reimbursement, transportation, vacation benefits, apprenticeship or other training programs, day care centers, or prepaid legal services benefits, including any “employee welfare benefit plan” (as defined in ERISA Section 3(1)) that is not a severance plan.

“HMA TAWP” means the Health Management Associates, Inc. Tax Advantaged Wealth Plan.

“Incurred Claim” means a Liability related to services or benefits provided under a Benefit Plan, and shall be deemed to be incurred: (i) with respect to medical, dental, vision, and prescription drug benefits, upon the rendering of services giving rise to such Liability; (ii) with respect to death benefits, life insurance, accidental death and dismemberment insurance, and business travel accident insurance, upon the occurrence of the event giving rise to such Liability; (iii) with respect to disability benefits, upon the date of disability, as determined by the disability benefit insurance carrier or claim administrator, giving rise to such Liability; (iv) with respect to a period of continuous hospitalization, upon the date of admission to the hospital; and (v) with respect to tuition reimbursement or adoption assistance, upon completion of the requirements for such reimbursement or assistance, whichever is applicable.

“Individual Agreement” shall mean any individual (i) offer letter or employment contract, (ii) retention, severance or change of control agreement, (iii) proprietary information and/or inventions agreement or (iv) any agreement containing restrictive covenants (including confidentiality, intellectual property assignment, license, waiver and disclosure provisions, non-competition and non-solicitation provisions) between a member of the CHS Group or QHC Group and a QHC Employee or any QHC Former Employee, or between a member of the CHS Group or QHC Group and a CHS Employee or any CHS Former Employee, as applicable, as in effect immediately prior to the Effective Time.

“Law” has the meaning set forth in the Separation and Distribution Agreement.

“Liabilities” has the meaning set forth in the Separation and Distribution Agreement.

“Notice” means any written notice, request, demand or other communication specifically referencing this Agreement and given in accordance with Section 6.08.

“Parties” means the parties to this Agreement.

“Person” has the meaning set forth in the Separation and Distribution Agreement.

“Post-Distribution QHC Employee” means a QHC Employee whose intended transfer from the CHS Group to the QHC Group in connection with the Distribution is to occur after the Distribution Date.

“Proceeding” has the meaning set forth in the Separation and Distribution Agreement.

“QDRO” means a qualified domestic relations order within the meaning of ERISA Section 206(d) and Code Section 414(p).

“QHC” has the meaning set forth in the first sentence of this Agreement.

“QHC Annual Bonus Plan” has the meaning set forth in Section 5.02(b)(i).

“QHC Award” means a QHC Restricted Stock Award issued pursuant to Section 5.01.

“QHC Benefit Plan” means, following the Distribution, each Benefit Plan sponsored by, maintained by, or contributed to by the QHC Group.

“QHC Board” means the QHC board of directors.

“QHC Business” has the meaning set forth in the Separation and Distribution Agreement.

“QHCCS” means QHCCS, LLC, a Delaware limited liability company.

“QHC Common Stock” has the meaning set forth in the Separation and Distribution Agreement.

“QHC DCP” means the Quorum Health Nonqualified Deferred Compensation Plan.

“QHC DCP Trust” means the Rabbi Trust Established Under the Quorum Health Nonqualified Deferred Compensation Plan.

“QHC Employee” means any Employee who is (i) employed by the QHC Group as of immediately prior to the Distribution Date, (ii) designated prior to the Distribution Date by CHS as an individual whose employment is to transfer (referred to internally by the Parties as “map”) to the QHC Group, or (iii) designated as a QHC Employee by joint agreement of the Parties (in all cases, other than an Employee who is designated by CHS prior to the Distribution Date as intended not to transfer to the QHC Group).

“QHC Former Employee” means a Former Employee who either (i) was designated by CHS as an Employee whose employment was to transfer (“map”) to the QHC Group or (ii) if no such designation was made, was primarily employed or engaged in the QHC Business immediately prior to such individual’s termination of employment.

“QHC Group” means QHC and the QHC Subsidiaries.

“QHC Health and Welfare Plans” means, following the Distribution, Health and Welfare Plans sponsored by, maintained by, or contributed to by the QHC Group.

“QHC ISP” means the Quorum Health Corporation 2016 Stock Award Plan.

“QHC Restricted Stock Award” means a restricted stock award granted by QHC in accordance with Section 5.01.

“QHC Savings Plans” means, following the Distribution, retirement plans sponsored by, maintained by, or contributed to by the QHC Group that are intended to be qualified under Code Section 401(a) that also provide for a cash-or-deferred arrangement or contain a qualified Roth contribution arrangement.

“QHC SERP” means the Quorum Health Supplemental Executive Retirement Plan.

“QHC Stock Value” means the volume weighted average of the closing price of QHC Common Stock, as reported on the NYSE, traded on a when-issued basis over the five trading days preceding the Distribution Date.

“QHC Subsidiary” has the meaning set forth in the Separation and Distribution Agreement.

“Rehired Employee” means (i) a Transferred Employee who terminates employment with the QHC Group after the Distribution Date and is subsequently rehired by the CHS Group during the Transition Period (including an individual whose employment is transferred pursuant to the procedures contemplated by Section 2.04(b)); (ii) a CHS Retained Employee who terminates employment with the CHS Group after the Distribution Date and is subsequently hired by the QHC Group during the Transition Period (including an individual whose employment is transferred pursuant to the procedures contemplated by Section 2.04(b)); or (iii) a Former Employee who commences employment with the CHS Group or the QHC Group during the Transition Period.

“Securities Act” means the Securities Act of 1933, as amended.

“Separation” has the meaning set forth in the Separation and Distribution Agreement.

“Separation and Distribution Agreement” means the Separation and Distribution Agreement by and between the Parties, dated as of [•], 20[•].

“Subsidiary” has the meaning set forth in the Separation and Distribution Agreement.

“Third Party” has the meaning set forth in the Separation and Distribution Agreement.

“Third Party Claim” has the meaning set forth in the Separation and Distribution Agreement.

“Transfer Date” means, with respect to each (i) QHC Employee (other than a Post-Distribution QHC Employee), the Distribution Date; and (ii) Post-Distribution QHC Employee, the date on which such person first becomes employed by the QHC Group following the Distribution Date.

“Transferred Employee” has the meaning set forth in Section 2.02(a)(i).

“Transferred Flexible Spending Account Balances” has the meaning set forth in Section 4.01(d)(ii).

“Transition Period” means the period beginning on the Distribution Date and ending on the date that is the 24-month anniversary of the Distribution Date.

“Transition Services Agreement” has the meaning set forth in the Separation and Distribution Agreement.

“WCH Cash Balance Pension Plan” means the Watsonville Community Hospital Cash Balance Pension Plan.

ARTICLE II

GENERAL PRINCIPLES

Section 2.01 Allocation of Employment Related Liabilities.

(a) QHC Liabilities. Effective as of the Effective Time, and except as expressly provided in this Agreement, QHC hereby assumes (or retains) and agrees to pay, perform, fulfill, and discharge, or to cause the applicable QHC Subsidiaries to assume (or retain) and agree to pay, perform, fulfill and discharge, all Liabilities to the extent relating to, arising out of, or resulting from:

(i) the employment (or termination of employment) of any QHC Employee by the CHS Group up to the applicable Transfer Date and by the QHC Group on and after the applicable Transfer Date (including, in each case, all Liabilities relating to, arising out of, or resulting from Employment Taxes, any CHS Benefit Plan or any QHC Benefit Plan);

(ii) the employment (or termination of employment) of any QHC Former Employee (including, in each case, all Liabilities relating to, arising out of, or resulting from Employment Taxes, any CHS Benefit Plan or any QHC Benefit Plan); and

(iii) obligations, Liabilities, and responsibilities expressly assumed or retained by QHC or the applicable QHC Subsidiaries pursuant to this Agreement.

(b) CHS Liabilities. Effective as of the Effective Time, and except as expressly provided in this Agreement, CHS hereby retains (or assumes) and agrees to pay, perform, fulfill, and discharge, or to cause the applicable CHS Subsidiaries to assume (or retain) and agree to pay, perform, fulfill and discharge, all Liabilities to the extent relating to, arising out of, or resulting from:

(i) the employment (or termination of employment) of any CHS Retained Employee by the CHS Group prior to, on, or after the Distribution Date (including all Liabilities to the extent relating to, arising out of, or resulting from Employment Taxes or any CHS Benefit Plan);

(ii) the employment (or termination of employment) of any CHS Former Employee (including all Liabilities to the extent relating to, arising out of, or resulting from Employment Taxes or any CHS Benefit Plan); and

(iii) obligations, Liabilities, and responsibilities expressly retained or assumed by CHS or the applicable CHS Subsidiaries pursuant to this Agreement.

(c) Unaddressed Liabilities. To the extent that this Agreement does not address particular Liabilities under any Benefit Plan or with respect to any Employees and the Parties later determine that they should be allocated in connection with the Separation, the Parties shall agree in good faith on the allocation, taking into account the handling of comparable Liabilities under this Agreement.

Section 2.02 Employment with QHC.

(a) Employment Transfers. The Parties intend for QHC Employees to transfer to the QHC Group and shall use commercially reasonable efforts and cooperate with each other to effectuate this intent. The Parties shall cooperate in good faith to identify clearly the Employees designated for transfer to the QHC Group.

(i) Except as otherwise mutually agreed upon by the Parties, as of each QHC Employee’s Transfer Date, the QHC Group shall: (A) continue to employ (on a basis consistent with Section 2.02(b)) each QHC Employee employed in a jurisdiction where employment continues automatically by operation of Law (and such individual does not object, where such right exists under applicable Law); and (B) offer to employ (on a basis consistent with Section 2.02(b)) each QHC Employee employed in a jurisdiction where employment does not continue automatically by operation of Law. Each QHC Employee who accepts an offer of employment with the QHC Group, or who continues employment with the QHC Group following his or her Transfer Date automatically by operation of Law (and does not object where such right exists under applicable Law), as the case may be, including each Post-Distribution QHC Employee who so accepts an offer or so continues employment, will be referred to in this Agreement as a “Transferred Employee.”

(ii) Within ninety (90) days following the intended Transfer Date, the CHS Group may terminate the employment of any QHC Employee who does not become a Transferred Employee as of his or her intended Transfer Date. QHC will be responsible for, and will indemnify the CHS Group from and against, any Liabilities incurred (including any severance payments made): (A) in connection with the termination of a QHC Employee pursuant to this Section 2.02(a)(ii); and (B) arising from or in connection with a refusal by any QHC Employee to become a Transferred Employee.

(b) Compensation and Benefits.

(i) With the exception of the CHS Stock Programs or as otherwise expressly provided in this Agreement or in local Conveyance and Assumption Instruments, no QHC Employee or QHC Former Employee shall participate in any CHS Benefit Plan after December 31, 2015.

(ii) Except as expressly provided in this Agreement, the QHC Group shall provide to each Transferred Employee as of his or her Transfer Date (A) base salary at the same rate as provided to that Transferred Employee immediately prior to the Transfer Date, (B) cash incentive compensation opportunities that are substantially similar to those offered under the corresponding CHS Benefit Plan(s) immediately prior to the Transfer Date, and (C) benefits under the other QHC Benefit Plans that are substantially similar, as of January 1, 2016, to benefits provided under the corresponding CHS Benefit Plans as of December 31, 2015; provided, however, that the QHC Benefit Plans shall not be required to include benefits substantially similar to the benefits provided under the CHS Stock Programs prior to the Distribution Date. Nothing in the preceding sentence shall prevent the QHC Group from modifying the compensation and benefits of a Transferred Employee after such Transferred Employee’s Transfer Date.

(c) Service Credit. Except as otherwise expressly provided in this Agreement or to the extent it would result in a duplication of benefits, (i) QHC and each QHC Benefit Plan shall give each QHC Employee, including an Employee who becomes a QHC Employee during the Transition Period, credit for all service with the CHS Group and shall calculate such service as it would be calculated by CHS or under the corresponding CHS Benefit Plan as of December 31, 2015, and (ii) CHS and each CHS Benefit Plan shall give each Rehired Employee employed by CHS credit for service with the QHC Group (as contemplated under Section 2.04) and shall calculate such service as it would be calculated by QHC or under the corresponding QHC Benefit Plan as of the rehire date.

Section 2.03 Establishment of QHC Plans.

(a) Generally. Except as otherwise provided in Section 3.04 with respect to the QHC DCP, prior to January 1, 2016, QHC or an Affiliate shall adopt Benefit Plans (and related trusts, if applicable, as determined by the Parties) with terms substantially similar to those of the corresponding CHS Benefit Plans, including in particular those listed in Schedule 2.03(a); provided, however, that QHC may limit participation in any QHC Benefit Plan to QHC Employees and, if applicable, QHC Former Employees who participated in a corresponding CHS Benefit Plan as of December 31, 2015. Notwithstanding the foregoing, QHC Employees who were participants in the CHS SERP shall not accrue additional benefits under the QHC SERP unless and until such additional accrued benefits are approved by the QHC Board in its sole discretion following the Distribution Date.

(b) Plan Information and Operation. CHS shall provide QHC with information describing each CHS Benefit Plan election made by a QHC Employee or QHC Former Employee that may have application following December 31, 2015. Except as otherwise required under the Code or applicable Law, QHC shall determine, in its sole discretion, whether to administer the QHC Benefit Plans using those elections or to require QHC Employees to submit new elections with respect to the QHC Benefit Plans. Except as provided in this Agreement, the Distribution and the transfer of any Employee’s employment to the QHC Group shall not cause a distribution from or payment of benefits under any CHS Benefit Plan. Each Party shall, upon reasonable request, provide the other Party and the other Party’s respective Affiliates, agents, and vendors all information reasonably necessary to the other Party’s operation or administration of its Benefit Plans.

(c) Employee Benefit Plans Addendum. In addition to the provisions of this Section 2.03, Article III, and Article IV, the Parties also agree to the terms of the attached Employee Benefit Plans Addendum, which further describes the Benefit Plan arrangements between CHS and QHC.

Section 2.04 Post-Distribution Employment Transfers.

(a) No-Hire. The Parties agree that, during the Transition Period, neither Party nor any of such Party’s Affiliates shall hire an Employee of the other Party and its Affiliates without the express written consent of each Party’s head of human resources (or such individual’s delegate) in accordance with Section 2.04(b); provided, however, that from and after the one (1) year anniversary of the Distribution Date and for the remainder of the Transition Period, the foregoing shall not prohibit either Party from hiring an Employee of the other Party or its Affiliates that responds to general solicitations made by the hiring Party to the public or the industry generally through advertising or electronic listings which are not targeted at employees of the other Party or its Affiliates so long as such person has ceased to be an Employee of the other Party or its Affiliates for a period of at least sixty (60) days prior to date of hire by the hiring Party.

(b) Transition Period; Transfers by Mutual Agreement. The Parties recognize that, during the Transition Period, they may determine it to be in their mutual best interests to transfer an individual classified as a CHS Retained Employee to the QHC Group or to transfer an individual classified as a Transferred Employee to the CHS Group. With the express written consent of each Party’s head of human resources (or such individual’s delegate), such CHS Retained Employee’s or Transferred Employee’s, as applicable, employment will be terminated by the CHS Group or the QHC Group, as applicable, and such Employee will be immediately hired by the other Party (such terminations and hires are referred to in this Section 2.04(b) as

“transfers”). CHS Retained Employees (with such status being determined as of immediately following the Distribution Date) who are subsequently transferred to the QHC Group pursuant to this Section 2.04(b) shall be treated as CHS Retained Employees for all purposes hereof during their time as Employees of the CHS Group until their actual transfer to the QHC Group, upon and following which the Parties shall use commercially reasonable efforts to provide that they are treated as Transferred Employees for all purposes hereof. Transferred Employees (with such status being determined as of immediately following the applicable Transfer Date) who are subsequently transferred to the CHS Group pursuant to this Section 2.04(b) shall be treated as Transferred Employees for all purposes hereof during their time as Employees of the QHC Group until their actual transfer to the CHS Group, upon and following which the Parties shall use commercially reasonable efforts to provide that they are treated as CHS Retained Employees for all purposes hereof. Without limiting the generality of the foregoing, except as provided in Section 2.02(c), each Rehired Employee whose employment is transferred pursuant to this Section 2.04(b) shall be deemed for all purposes to have been continuously employed by the applicable entity hiring such Employee for all prior periods of time that such Employee was employed by either the CHS Group or the QHC Group. Nothing in this paragraph requires (i) the hiring Party to make whole any Rehired Employee if such Employee leaves behind unvested equity awards or other benefits that were granted after the Distribution Date, or (ii) the former employer to waive vesting requirements with respect to any unvested equity awards or other benefits held by any Rehired Employee that were granted after the Distribution Date.

(c) Rehired Employees. Each Rehired Employee whose rehire does not occur in connection with a transfer pursuant to Section 2.04(b) shall be subject to the hiring Party’s general rules and Benefit Plan terms applicable to rehires. Such Rehired Employee shall be deemed, for purposes of applying such rules, including break-in-service and service crediting rules, except as provided in Section 2.02(c), to have been employed by the applicable entity hiring him or her for all prior periods of time that he or she was employed by either the CHS Group or the QHC Group.

Section 2.05 Individual Agreements.

(a) Assignment by CHS. To the extent necessary, CHS shall assign, or cause an applicable member of the CHS Group to assign, to QHC or another member of the QHC Group, as designated by QHC, all Individual Agreements between such member of the CHS Group and any QHC Employee or QHC Former Employee, with such assignment to be effective as of the Effective Time; provided, however, that to the extent that assignment of any such Individual Agreement is not permitted by the terms of such agreement or by applicable Law, effective as of the Effective Time, each member of the QHC Group shall be considered to be a successor to each member of the CHS Group for purposes of, and a third-party beneficiary with respect to, such Individual Agreement, such that each member of the QHC Group shall enjoy all of the rights and benefits under such agreement (including rights and benefits as a third-party beneficiary and the right to enforce any such agreement), with respect to the business operations of the QHC Group; provided, further, that in no event shall CHS be permitted to enforce any Individual Agreement (including any agreement containing non-competition or non-solicitation covenants) against a QHC Employee or QHC Former Employee for action taken in such individual’s capacity as a QHC Employee or QHC Former Employee unless the Parties mutually agree that such action is commercially reasonable under the circumstances as they exist at such time.

(b) Assumption by QHC. Effective as of the Effective Time, QHC will assume and honor, or will cause a member of the QHC Group to assume and honor, any Individual Agreement to which any QHC Employee or QHC Former Employee is a party with any member of the CHS Group, and all obligations and responsibilities of the applicable member of the CHS Group thereunder; provided, however, that CHS and the CHS Group shall retain all rights or obligations under each Employee Agreement or applicable Law to the extent that such rights or obligations are unrelated to the QHC Business.

ARTICLE III

QUALIFIED AND NON-QUALIFIED RETIREMENT PLANS

Section 3.01 WCH Cash Balance Pension Plan.

(a) Establishment of WCH Cash Balance Pension Plan. Effective as of December 28, 2015, QHC or an Affiliate shall establish the WCH Cash Balance Pension Plan, which shall be substantially similar to, and shall include a benefit formula that is the same as the benefit formula in effect under, the WCH Cash Balance Pension Plan portion of the CHS RIP as of December 27, 2015. As soon as practicable after December 28, 2015, and upon receipt by CHS of (i) a copy of the WCH Cash Balance Pension Plan; and (ii) copies of certified resolutions of the QHC Board or an Affiliate evidencing adoption of the WCH Cash Balance Pension Plan and any related trust(s) and the assumption by the WCH Cash Balance Pension Plan of the Liabilities described in Section 3.01(b), CHS shall direct the trustee of the CHS RIP Trust to transfer from the portion of the CHS RIP Trust that holds assets of the WCH Cash Balance Pension Plan portion of the CHS RIP to the WCH Cash Balance Pension Plan Trust the amounts described in Section 3.01(b).

(b) ERISA Section 4044 Transfer. As soon as practicable following December 28, 2015, QHC or an Affiliate shall cause the WCH Cash Balance Pension Plan to accept Assets and assume all Liabilities under the WCH Cash Balance Pension Plan portion of the CHS RIP and the CHS RIP shall transfer all such Assets and be relieved of such Liabilities. The amount of Assets to be transferred from the CHS RIP to the WCH Cash Balance Pension Plan in such transfer (or transfers) shall be determined as of the December 28, 2015, in accordance with, and shall comply with, Code Section 414(l) and, to the extent deemed applicable by the Parties, ERISA Section 4044. Assumptions used to determine the value (or amount) of the Assets to be transferred shall be the safe harbor assumptions specified for valuing benefits in trusteed plans under U.S. Department of Labor Regulations Section 4044.51-57 and, to the extent not so specified, shall be based on the assumptions used in the annual valuation report most recently prepared prior to the transfer by the actuary for the CHS RIP. The transfer amount described above shall be credited or debited, as applicable, with a pro rata share of the actual investment earnings or losses allocable to the transfer amount for the period between December 28, 2015, and an assessment date set by CHS that is as close as practicable, taking into account the timing and reporting of valuation of assets in the CHS RIP Trust, to the date upon which Assets equal in value to the transfer amount are actually transferred from the CHS RIP to the WCH Cash Balance Pension Plan.

(c) WCH Cash Balance Pension Plan Provisions. The WCH Cash Balance Pension Plan shall provide that:

(i) all eligible Employees, current participants, and past participants covered under the WCH Cash Balance Pension Plan portion of the CHS RIP shall (A) be eligible to participate in the WCH Cash Balance Pension Plan as of December 28, 2015, to the extent they were eligible to participate in the CHS RIP as of December 27, 2015, and (B) receive credit for vesting, eligibility and benefit service for all service credited for those purposes under the CHS RIP as of December 28, 2015, as if that service had been rendered to QHC or an Affiliate;

(ii) the compensation paid by the CHS Group to a participant in the WCH Cash Balance Pension Plan portion of the CHS RIP that is recognized under the CHS RIP as of December 28, 2015, shall be credited and recognized for all applicable purposes under the WCH Cash Balance Pension Plan as though it were compensation from the QHC Group;

(iii) the accrued benefit of each participant under the WCH Cash Balance Pension Plan portion of the CHS RIP as of December 28, 2015, shall be payable under the WCH Cash Balance Pension Plan at the time and in a form that would have been permitted under the CHS RIP as in effect as of December 28, 2015, with employment by the CHS Group prior to December 28, 2015, treated as employment by the QHC Group under the WCH Cash Balance Pension Plan for purposes of determining eligibility for optional forms of benefit, early retirement benefits, or other benefit forms; and

(iv) the WCH Cash Balance Pension Plan shall assume and honor the terms of all QDROs in effect under the WCH Cash Balance Pension Plan portion of the CHS RIP as of December 28, 2015.

(d) Determination Letter Request. QHC or an Affiliate shall submit an application to the Internal Revenue Service as soon as practicable (but no later than the last day of the remedial amendment period as defined in applicable Code provisions) for a determination letter regarding the qualification of the WCH Cash Balance Pension Plan and the tax status of its related trust and shall make any amendments reasonably requested by the Internal Revenue Service to receive a favorable determination letter regarding the WCH Cash Balance Pension Plan.

(e) CHS RIP after December 27, 2015. After December 27, 2015, no Employees of the QHC Group shall accrue any benefits under the CHS RIP. Without limiting the generality of the foregoing, QHC Employees shall cease to be active participants in the CHS RIP effective immediately prior to December 28, 2015.

(f) Plan Fiduciaries. For all periods after December 27, 2015, the Parties agree that the applicable fiduciaries of each of the CHS RIP and the WCH Cash Balance Pension Plan, respectively, shall have the authority with respect to the CHS RIP and the WCH Cash Balance Pension Plan, respectively, to determine the plan investments and such other matters as are within the scope of their duties under ERISA Section 404.

(g) No Loss of Unvested Benefits; No Distributions. No QHC Employee will lose unvested benefits under the CHS RIP or the WCH Cash Balance Pension Plan and no QHC Employee shall be entitled to a distribution of his or her benefit under the CHS RIP as a result of the transactions contemplated in this Agreement.

Section 3.02 Retirement Savings Plans.

(a) Establishment of QHC Savings Plans. Effective as of January 1, 2016, QHC or an Affiliate shall establish the QHC Savings Plans. The terms of the QHC Savings Plans shall be substantially similar, with respect to the applicable QHC Employees and QCH Former Employees, to the terms of the applicable CHS Savings Plans as of the December 31, 2015 (except as described in Section 3.02(f)). On or prior to January 1, 2016, QHC shall provide CHS with (i) a copy of the QHC Savings Plans and (ii) a copy of certified resolutions of the QHC Board (or its authorized committee or other delegate) evidencing adoption of the QHC Savings Plans and the related trusts and the assumption by the QHC Savings Plans of the Liabilities described in Section 3.02(b).

(b) Transfer of Account Balances. As soon as practicable after the establishment of the QHC Savings Plans, CHS or an Affiliate shall cause the trustees of the CHS Savings Plans to transfer from the trusts that form applicable parts of the CHS Savings Plans to the trusts that form applicable parts of the QHC Savings Plans amounts equal to the account balances of the QHC Employees and QHC Former Employees (including account balances in respect of beneficiaries and alternate payees established in relation to such individuals) under the CHS Savings Plans, determined as of the date of the transfer. Such transfers shall be made in cash, promissory notes evidencing outstanding loans and other Assets or any combination thereof in cash or in kind, as instructed by the CHS Retirement Committee. QHC shall cause the transferred amounts to be allocated among the QHC Employees’ and QHC Former Employees’ (and beneficiaries’ and/or alternate payees’, as applicable) QHC Savings Plans accounts and to such investment funds in the same manner in which those amounts were allocated under the CHS Savings Plans. Any Asset and Liability transfers pursuant to this Section 3.02 shall comply in all respects with Code Sections 414(l) and 411(d)(6).

(c) 2015 Plan Year Employer Matching Contributions. QHC will be responsible for, and will indemnify the CHS Group from and against, any Liabilities incurred in connection with any unfunded employer matching contributions accrued as of December 31, 2015, under the CHS Savings Plans with respect to QHC Employees and QHC Former Employees.

(d) QHC Savings Plans Provisions. The QHC Savings Plans shall provide that:

(i) QHC Employees and QHC Former Employees shall (A) be eligible to participate in one of the QHC Savings Plans as of January 1, 2016, to the extent they were eligible to participate in one of the CHS Savings Plans as of December 31, 2015, and (B) receive credit for vesting purposes for all service credited for that purpose under the CHS Savings Plans as if that service had been rendered to QHC; and

(ii) the account balance of each Transferred Employee and QHC Former Employee under the applicable CHS Savings Plan as of the date of the transfer of Assets from the applicable CHS Savings Plans (including any outstanding promissory notes) shall be credited to such individual’s account balance under one of the QHC Savings Plans.

(e) Determination Letter Request. QHC or an Affiliate shall submit applications to the Internal Revenue Service as soon as practicable (but no later than the last day of the remedial amendment period as defined in applicable Code provisions) for determinations regarding the qualification of the QHC Savings Plans and the tax-exempt status of the related trusts and shall make any amendments reasonably requested by the Internal Revenue Service to receive favorable determination letters regarding the QHC Savings Plans.

(f) CHS Savings Plans after December 31, 2015. After December 31, 2015, (i) the CHS Savings Plans shall continue to be responsible for Liabilities in respect of CHS Retained Employees and CHS Former Employees, and (ii) no Employees of the QHC Group (other than Post-Distribution QHC Employees) or QHC Former Employees shall accrue any benefits under the CHS Savings Plans. With the exception of Employees of CHSPSC as of December 31, 2015, who will become Employees of QHCCS after January 1, 2016, but prior to the Distribution Date, QHC Employees shall cease to be active participants in the CHS Savings Plans effective immediately prior to January 1, 2016.

(g) Plan Fiduciaries. For all periods after December 31, 2015, the Parties agree that the applicable fiduciaries of each of the CHS Savings Plans and the QHC Savings Plans, respectively, shall have the authority with respect to the CHS Savings Plans and the QHC Savings Plans, respectively, to determine the investment alternatives, the terms and conditions with respect to those investment alternatives and such other matters as are within the scope of their duties under ERISA Section 404.

(h) No Loss of Unvested Benefits; No Distributions. No QHC Employee will lose unvested benefits under the CHS Savings Plans or the QHC Savings Plans and no QHC Employee shall be entitled to a distribution of his or her benefit under the CHS Savings Plans as a result of the transactions contemplated in this Agreement.

(i) Subsequent Transfers. If, after December 31, 2015, a participant in one of the CHS Savings Plans becomes employed by the QHC Group or a participant in one of the QHC Savings Plans becomes employed by the CHS Group, any additional allocations shall occur under the CHS Savings Plans or the QHC Savings Plans, as applicable. If such participant’s employment by the CHS Group or the QHC Group commences during the Transition Period, the CHS Savings Plans or the QHC Savings Plans, as applicable, shall permit the applicable participant to roll over a distribution of such participant’s account (including any outstanding loans) from the QHC Savings Plans or the CHS Savings Plans, as applicable, all in accordance with the terms of the CHS Savings Plans and the QHC Savings Plans and/or plan administrative procedures, as applicable. Notwithstanding the preceding sentence, if agreement is reached prior to such participant transferring employment from CHS to QHC, or vice versa, the parties may agree to transfer such participant’s entire account balance from one of the CHS Savings Plans or the QHC Savings Plans to one of the other QHC Savings Plans or CHS Savings Plans, in a plan-to-plan transfer on such terms as the parties may agree.

Section 3.03 Supplemental Executive Retirement Plan.

(a) Establishment of QHC SERP. Effective as of January 1, 2016, QHC or an Affiliate shall establish the QHC SERP.

(b) Assumption of SERP Liabilities and Transfer from CHS SERP. Except as provided below, QHC or an Affiliate shall, and shall cause the QHC SERP to, assume all Liabilities for all obligations under the CHS SERP for the benefits of QHC Employees (the “Assumed SERP Liability”), and CHS and the CHS SERP shall be relieved of all Liabilities for those benefits. CHS shall retain the Liabilities for all obligations under the CHS SERP for the benefits for CHS Retained Employees and Former Employees.

(c) QHC SERP Provisions. The QHC SERP shall provide that:

(i) the Assumed SERP Liability shall be payable under the QHC SERP at the time and in a form that would have been permitted under the CHS SERP as in effect as of December 31, 2015, with employment by the CHS Group prior to January 1, 2016, treated as employment by the QHC Group under the QHC SERP for purposes of determining eligibility for optional forms of benefit, early retirement benefits, or other benefit forms;

(ii) except as otherwise may be determined by QHC in its sole discretion, other than the Assumed SERP Liability, no additional benefits shall accrue under the QHC SERP;

(iii) the compensation paid by the CHS Group to a Transferred Employee that was recognized under the CHS SERP as of December 31, 2015, shall be credited and recognized for all applicable purposes under the QHC SERP as though it were compensation from the QHC Group; and

(iv) the QHC SERP shall assume and honor the terms of all arrangements relating to beneficiaries and alternate payees in effect and honored under the CHS SERP as of December 31, 2015, with respect to QHC Employees.

(d) CHS SERP after December 31, 2015. After December 31, 2015, QHC Employees shall not participate in or accrue any benefits under the CHS SERP. Without limiting the generality of the foregoing, each QHC Employee shall cease to participate in the CHS SERP effective immediately prior to January 1, 2016. The CHS SERP shall continue to be responsible for Liabilities in respect of CHS Retained Employees and Former Employees and their beneficiaries and/or alternate payees.

Section 3.04 Deferred Compensation Plan.

(a) Establishment of QHC DCP. No later than January 1, 2017, QHC or an Affiliate shall establish the QHC DCP, with terms substantially similar to those of the CHS NQDCP at such time.

(b) Assumption and Transfer of Liabilities of Eligible QHC Employees from the CHS Nonqualified Plans to the QHC DCP. As soon as administratively practicable after December 31, 2016:

(i) QHC or an Affiliate shall, and shall cause the QHC DCP to assume all Liabilities for all obligations under the CHS Nonqualified Plans for the benefit of all QHC Employees who are eligible to participate in the QHC DCP as of January 1, 2017, and the beneficiaries and/or alternate payees of such eligible QHC Employees, as such Liabilities are determined as of December 31, 2016 (including any Liabilities in connection with any deferral elections applicable to any bonuses earned but not yet paid by December 31, 2016), plus earnings or losses thereon through the date of such assumption. After the date of such assumption of such Liabilities by the QHC DCP, CHS and the CHS Nonqualified Plans shall be relieved of all such Liabilities owing to the eligible QHC Employees whose benefits under the CHS Nonqualified Plans are assumed by the QHC DCP in the manner described herein.

(ii) The Parties shall cooperate to cause the accounts of all QHC Employees who are eligible to participate in the QHC DCP as of January 1, 2017, in the CHS Nonqualified Plans to be transferred to the QHC DCP. QHC, or an Affiliate, shall credit each such eligible QHC Employee’s account in the QHC DCP with (1) the amount deferred by such individual into the CHS Nonqualified Plans through December 31, 2016 (including any deferral election applicable to any bonus earned but not yet paid by December 31, 2016), plus (2) any employer contributions, whether vested or unvested, deemed to have been made in relation to the amount described in (1), including, in each case, any earnings thereon through the date of such transfer.

(c) CHS Nonqualified Plans before January 1, 2017.

(i) QHC Employees who either (A) have an existing balance under one or more of the CHS Nonqualified Plans as of December 31, 2015, or (B) are determined by CHS to be eligible to defer compensation earned after December 31, 2015, under one of the CHS Nonqualified Plans shall continue to participate in the applicable CHS Nonqualified Plans through December 31, 2016.

(ii) QHC shall honor any deferral elections under the CHS Nonqualified Plans with respect to compensation earned after December 31, 2015, and shall cause the amounts withheld from the compensation of QHC Employees pursuant to such elections to be transferred to CHS or the CHS Nonqualified Trusts, as instructed by CHS (including any deferral elections applicable to (A) any bonus earned in 2015 but not yet paid by December 31, 2015, and (B) any bonus earned in 2016 but not paid by December 31, 2016).

(d) CHS Nonqualified Plans after December 31, 2016. After December 31, 2016:

(i) With the exception of QHC Employees who experience a separation from service with the QHC Group on or before December 31, 2016, no QHC Employees shall participate in or accrue any benefits under any of the CHS Nonqualified Plans.

(ii) The CHS Nonqualified Plans shall continue to be responsible for Liabilities in respect of CHS Retained Employees, Former Employees, and QHC Employees who experience a separation from service with the QHC Group on or before December 31, 2016, and their beneficiaries and/or alternate payees.

(e) Establishment of QHC DCP Trust. As soon as administratively practicable after the effective date of the QHC DCP, QHC or an Affiliate shall establish the QHC DCP Trust, with terms and financing arrangements substantially similar to those of the CHS Nonqualified Trusts as of such time.

(f) Transfer of Assets from the CHS Nonqualified Trusts. As soon as administratively practicable after December 31, 2016, CHS shall, and shall cause each of the CHS Nonqualified Trusts to transfer Assets to the QHC DCP Trust in an amount approximately equal to the total Assets in each such CHS Nonqualified Trust multiplied by a fraction, the numerator of which is the total amount of the Liabilities in each of the CHS Nonqualified Plans supported by such trust are assumed by the QHC DCP pursuant to the provisions of Section 3.04(b), and the denominator of which is the total amount of Liabilities under each such CHS Nonqualified Plan as of the date of such transfer; in each case, disregarding any Liabilities attributable to any deferral election applicable to any bonus earned but not yet paid as of December 31, 2016).

ARTICLE IV

WELFARE AND FRINGE BENEFIT PLANS

Section 4.01 Health and Welfare Plans.

(a) Establishment of QHC Health and Welfare Plans. Effective as of January 1, 2016, QHC shall establish the QHC Health and Welfare Plans, with terms substantially similar to those of the corresponding CHS Health and Welfare Plans as of January 1, 2016, unless otherwise provided in this Article IV.

(b) Waiver of Conditions; Benefit Maximums. QHC shall use commercially reasonable efforts to cause the QHC Health and Welfare Plans to:

(i) with respect to initial enrollment, waive

(A) all limitations as to preexisting conditions, exclusions, and service conditions with respect to participation and coverage requirements applicable to any QHC Employee, other than limitations that were in effect with respect to the QHC Employee under the applicable CHS Health and Welfare Plan as of January 1, 2016, and

(B) any waiting period limitation or evidence of insurability requirement applicable to a QHC Employee other than limitations or requirements that were in effect with respect to such QHC Employee under the applicable CHS Health and Welfare Plans as of January 1, 2016; and

(ii) take into account with respect to aggregate annual, lifetime, or similar maximum benefits available under the QHC Health and Welfare Plans, a QHC Employee’s prior claims experience under the CHS Health and Welfare Plans and any Benefit Plan that provides leave benefits.

(c) Allocation of Health and Welfare Assets and Liabilities.

(i) General Principles. Except as otherwise specifically provided in this Agreement, (A) CHS shall retain all Liabilities relating to Incurred Claims under the CHS Health and Welfare Plans, and shall also retain Assets (including, without limitation, Medicare reimbursements, pharmaceutical rebates, subrogation rights, rights of reimbursement, rights of offset, and similar items) associated with such Incurred Claims; and (B) QHC shall be responsible for all Liabilities relating to Incurred Claims under any QHC Health and Welfare Plan and shall also retain Assets (including, without limitation, Medicare reimbursements, pharmaceutical rebates, subrogation rights, rights of reimbursement, rights of offset, and similar items) associated with such Incurred Claims.

(ii) Flexible Spending Accounts.

(A) 2015 Plan Year. The Parties shall use commercially reasonable efforts to ensure that, effective as of January 1, 2016, (1) any remaining positive health care and dependent care flexible spending accounts, determined as of the end of December 31, 2015, of QHC Employees (the “Transferred Flexible Spending Account Balances”) under the applicable CHS Health and Welfare Plan shall be transferred to the corresponding QHC Health and Welfare Plan; and (2) the applicable QHC Employees shall be eligible for reimbursement from the QHC Health and Welfare Plan on the same basis and the same terms and conditions as under the corresponding CHS Health and Welfare Plan. As soon as practicable after December 31, 2015, and in any event within 30 business days after the amount of the Transferred Flexible Spending Account Balances is determined, CHS shall pay QHC the net aggregate amount of the Transferred Flexible Spending Account Balances. With respect to Transferred Employees whose Transfer Date occurs after January 1, 2016, the Parties shall cooperate in good faith to provide for transfers and/or reimbursement after the applicable Transfer Date with respect to the health care and dependent care flexible spending accounts of such Transferred Employees in accordance with procedures mutually agreed to by the Parties.

(B) 2016 Plan Year. Prior to January 1, 2016, CHS or its Affiliate shall, as required by the flexible spending account administrator, cause an amount equal to two percent (2%) of the annual flexible spending account elections of the QHC Employees for the 2016 Plan Year (the “2016 FSA Prefunding Amount”) to be transferred to the flexible spending account administrator. QHC shall reimburse CHS or its Affiliate, as applicable, for the 2016 FSA Prefunding Amount by March 31, 2016.

(C) Offset. The Parties may agree to offset the amounts described in Sections 4.01(c)(ii)(A) and (B) in determining the net amount due to either CHS or QHC.

(d) CHS Health and Welfare Plans after December 31, 2015. With the exception of Employees of CHSPSC as of December 31, 2015, who will become Employees of QHCCS after January 1, 2016, but prior to the Distribution Date, QHC Employees and, if applicable, QHC Former Employees shall cease to participate in the CHS Health and Welfare Plans effective immediately prior to January 1, 2016.

(e) Group Health Plan. The Parties acknowledge that CHS, through a CHS Subsidiary, has maintained the CHS GHP, which is composed of several benefit packages made available under the CHS GHP, and that certain benefit packages provided under the CHS GHP are designed to provide grandfathered health plan coverage within the meaning of Department of Labor Regulation Section 2550.715-1251(a)(1)(ii). As part of this Agreement, CHS agrees to direct the CHS Subsidiary to transfer the benefit packages related to the Transferred Employees to QHC or to its Affiliates, as directed by QHC, with the understanding that such benefit packages shall be maintained by QHC and/or its Affiliates as a continuation of the CHS GHP. To the extent a benefit package is maintained as grandfathered health plan coverage, the plan or plans maintained by QHC and/or its Affiliates shall be administered and operated with the intent of maintaining its (or their) status as a grandfathered health plan and any provision in this Agreement or otherwise that conflicts with that intent shall be deemed amended to comport with that intent.

Section 4.02 Waiver of Cost-Sharing Amounts. For the period beginning on January 1, 2016 and ending on December 31, 2017, and in a manner consistent with the write-off policy, as of December 31, 2015, of CHS or its Affiliates for covered medical services and supplies provided by and billed by a CHS-affiliated hospital or a QHC-affiliated hospital, (a) QHC shall cause the members of the QHC Group to write-off and waive applicable co-payments, co-insurance, and deductibles that would otherwise apply to CHS Retained Employees (and their covered dependents) in connection with covered medical services or supplies provided by and billed by members of QHC Group; and (b) CHS shall cause the members of the CHS Group to write-off and waive applicable co-payments, co-insurance, and deductibles that would otherwise apply to QHC Employees (and their covered dependents) in connection with covered medical services or supplies provided by members of the CHS Group. The CHS Group and the QHC Group shall reflect the write-off and waiver of applicable co-payments, co-insurance, and deductibles in their group health plans.

Section 4.03 COBRA. CHS shall continue to be responsible for compliance with the health care continuation requirements of COBRA and the corresponding provisions of the CHS Health and Welfare Plans with respect to any CHS Retained Employees (and their covered dependents) and any CHS Former Employees (and their covered dependents). Effective as of January 1, 2016, QHC shall assume responsibility for compliance with the health care continuation requirements of COBRA and the corresponding provisions of the QHC Health and Welfare Plans with respect to any QHC Employees (and their covered dependents) and any QHC Former Employees (and their covered dependents). The Parties agree that the consummation of the transactions contemplated by the Separation and Distribution Agreement shall not constitute a COBRA qualifying event for any purpose of COBRA.

Section 4.04 Vacation, Holidays and Leaves of Absence. Effective as of the applicable Transfer Date, QHC shall assume all Liabilities of the CHS Group with respect to vacation, holiday, annual leave or other leave of absence, and required payments related thereto, for each QHC Employee. CHS shall retain all Liabilities with respect to vacation, holiday, annual leave or other leave of absence, and required payments related thereto, for each CHS Retained Employee.

Section 4.05 Severance and Unemployment Compensation. Effective as of the Distribution Date, QHC shall be responsible for any and all Liabilities to, or relating to, QHC Employees and QHC Former Employees in respect of severance and unemployment compensation, regardless of whether the event giving rise to the Liability occurred prior to, on, or following the Distribution Date. CHS shall be responsible for any and all Liabilities to, or relating to, CHS Retained Employees and CHS Former Employees in respect of severance and unemployment compensation, regardless of whether the event giving rise to the Liability occurred prior to, on, or following the Distribution Date.

Section 4.06 Workers’ Compensation. With respect to claims for workers compensation in the United States, (a) the QHC Group shall be responsible for claims in respect of QHC Employees and QHC Former Employees, whether occurring prior to, on or following the Distribution Date, and (b) the CHS Group shall be responsible for all claims in respect of CHS Retained Employees and CHS Former Employees, whether occurring prior to, on or following the Distribution Date.

ARTICLE V

EQUITY, INCENTIVE, AND EXECUTIVE COMPENSATION PROGRAMS

Section 5.01 Equity Incentive Programs.

(a) Adjustments. The Parties shall use commercially reasonable efforts to take all actions necessary or appropriate so that each outstanding CHS Option, CHS Restricted Stock Award, or CHS RSU Award granted under a CHS Stock Program shall be adjusted as set forth in this Section 5.01.

(i) CHS Options. As determined by the CHS Compensation Committee pursuant to its authority under the applicable CHS Stock Program, each CHS Option, regardless of by whom held, whether vested or unvested, shall be converted on the Distribution Date into an Adjusted CHS Option and shall, except as otherwise provided in this Section 5.01, be subject to the same terms and conditions (including with respect to vesting) after the Distribution Date as applicable to such CHS Option immediately prior to the Distribution Date; provided, however, that from and after the Distribution Date:

(A) the number of CHS Common Shares subject to such Adjusted CHS Option shall be equal to the number of CHS Common Shares subject to such CHS Option immediately prior to the Distribution Date; and

(B) the per share exercise price of such Adjusted CHS Option, rounded up to the nearest cent, shall be equal to the price obtained by (1) reducing the per share exercise price of such CHS Option immediately prior to the Distribution Date by (2) the Adjusted QHC Stock Value;

provided, however, that the exercise price and the number of CHS Common Shares subject to such options, and the terms and conditions of exercise of such options shall be determined in a manner consistent with the requirements of Code Section 409A, including the determination of the CHS Stock Value, CHS Post-Distribution Stock Value and Adjusted QHC Stock Value based on any reasonable method using actual transactions in CHS Common Shares and QHC Common Shares as further required by Code Section 409A; provided, further, that, in the case of any CHS Option to which Code Section 421 applies by reason of its qualification under Code Section 422 as of immediately prior to the Distribution Date, the exercise price, the number of CHS Common Shares and shares of QHC Common Stock subject to such option, and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Code Section 424(a).

(ii) CHS Restricted Stock Awards. Each holder of an outstanding CHS Restricted Stock Award immediately prior to the Distribution Date shall receive, as of the Distribution Date, a QHC Restricted Stock Award for such number of shares as determined by applying the Distribution Ratio in the same way as if the outstanding CHS Restricted Stock Award were comprised of fully vested CHS Common Shares as of the Distribution Date. Except as set forth in this Section 5.01(a)(ii), the Adjusted CHS Restricted Stock Award and the QHC Restricted Stock Award issued in accordance with this Section 5.01(a)(ii) both shall be subject to substantially the same terms and conditions (including with respect to vesting, except to the extent that performance vesting requirements are adjusted as a result of the Distribution) immediately following the Distribution Date as applicable to the CHS Restricted Stock Award immediately prior to the Distribution Date.

(iii) CHS RSU Awards. Each CHS RSU Award, regardless of by whom held, whether vested or unvested, shall be converted on the Distribution Date into an Adjusted CHS RSU Award and shall, except as otherwise provided in this Section 5.01, be subject to the same terms and conditions (including with respect to vesting) after the Distribution Date as applicable to such CHS RSU Award immediately prior to the Distribution Date; provided, however, that from and after the Distribution Date, the number of CHS Common Shares subject to such Adjusted CHS RSU Award shall be equal to the number of CHS Common Shares subject to such CHS RSU Award immediately prior to the Distribution Date multiplied by the CHS RSU Award Multiplier, rounded down to the nearest whole share; provided further, that the Committee may further adjust the number of CHS Common Shares subject to any Adjusted CHS RSU Award in such manner as may be required by Code Section 409A.

(b) Miscellaneous Award Terms. After the Distribution Date, Adjusted CHS Awards, regardless of by whom held, shall be settled by CHS, and QHC Restricted Stock Awards, regardless of by whom held, shall be settled by QHC. Except as otherwise provided in this Agreement (such as in Section 2.02), with respect to grants adjusted pursuant to this Section 5.01, (I) employment with the CHS Group shall be treated as employment with QHC with respect to QHC Restricted Stock Awards held by CHS Retained Employees, and (ii) employment with the QHC Group shall be treated as employment with CHS with respect to Adjusted CHS Awards held by QHC Employees. In addition, none of the Separation, the Distribution, or any employment transfer described in Section 2.04(b) shall constitute a termination of employment for any Employee for purposes of any Adjusted CHS Award or any QHC Restricted Stock Award. Following the Distribution Date, for any award adjusted under this Section 5.01, any reference to a “change in control,” “change of control” or similar definition in an award agreement, employment agreement or CHS Stock Program applicable to such award (A) with respect to Adjusted CHS Awards, shall be deemed to refer to a “change in control,” “change of control” or similar definition as set forth in the applicable award agreement, employment agreement or CHS Stock Program (a “CHS Change of Control”), and (B) with respect to QHC Awards, shall be deemed to refer to a “Change in Control” as defined in the QHC ISP (an “QHC Change of Control”). Without limiting the foregoing, with respect to provisions related to vesting of awards, a CHS Change of Control shall be treated as a QHC Change of Control for purposes of QHC Awards held by CHS Retained Employees, and a QHC Change of Control shall be treated as a CHS Change of Control for purposes of Adjusted CHS Awards held by QHC Employees.

(c) Tax Reporting and Withholding. Following the Distribution Date, (I) CHS will be responsible for all income, payroll and other tax remittance and reporting related to income of CHS Retained Employees, CHS Former Employees, and individuals who are or were CHS non-employee directors in respect of Adjusted CHS Awards and QHC Awards; and (ii) QHC will be responsible for all income, payroll and other tax remittance and reporting related to income of QHC Employees and QHC Former Employees in respect of Adjusted CHS Awards and QHC Awards. CHS or QHC, as applicable, shall facilitate performance by the other Party of its obligations hereunder by promptly remitting, in cash, the amount required to be withheld in conjunction with a transfer of shares or cash, either (as mutually agreed by the Parties) directly to the applicable taxing authority or to the other Party for remittance to such taxing authority. The Parties will cooperate and communicate with each other and with third-party providers to effectuate withholding and remittance of taxes, as well as required tax reporting, in a timely, efficient and appropriate manner.

(d) Registration and Other Regulatory Requirements. QHC agrees to file Form S-1 and Form S-8 registration statements with respect to, and to cause to be registered pursuant to the Securities Act, the shares of QHC Common Stock authorized for issuance under the QHC ISP, as required pursuant to the Securities Act, before the date of issuance of any shares of QHC Common Stock pursuant to the QHC ISP. The Parties shall take such additional actions as are deemed necessary or advisable to effectuate the foregoing provisions of this Section 5.01. CHS agrees to facilitate the adoption and approval of the QHC ISP consistent with the requirements of Treasury Regulations Section 1.162-27(f)(4)(iii).

(e) Discretion to Adjust. Effective immediately prior to the Distribution, the CHS Compensation Committee may provide for different adjustments with respect to some or all equity incentive awards to the extent that the CHS Compensation Committee deems such adjustments necessary and appropriate. Any adjustments made by the CHS Compensation Committee pursuant to the foregoing sentence shall be deemed incorporated by reference herein as if fully set forth below and shall be binding on the Parties.

(f) Cooperation. Each of the Parties shall establish an appropriate administration system in order to handle in an orderly manner the settlement of Adjusted CHS Awards and QHC Awards and provide to the other Party such information as such other Party may reasonably request in order to implement the provisions of this Article V. Without limiting the foregoing provisions of this Section 5.01(f), each of the Parties will work together to unify and consolidate all indicative data and payroll and employment information on regular timetables and make certain that each applicable entity’s data and records in respect of such awards are correct and updated on a timely basis, including employment status and information required for tax withholding/remittance, compliance with trading windows and compliance with the requirements of the Exchange Act and other applicable Laws. The Parties hereby acknowledge that the provisions of this Article V are intended to achieve certain tax, legal and accounting objectives and, in the event such objectives are not achieved, the Parties agree to negotiate in good faith regarding such other actions that may be necessary or appropriate to achieve such objectives.

(g) Plan Administrator. Until the earlier to occur of two (2) years or such date that all QHC Awards are fully vested in accordance with their terms, QHC shall retain the same third-party stock plan administrator with respect to such QHC Awards as CHS.

Section 5.02 Annual Incentive Plans.

(a) Annual Bonuses Generally. The QHC Group shall be responsible for all annual bonus payments to Transferred Employees in respect of any plan year, the payment date for which occurs on or after the applicable Transferred Employee’s Transfer Date.

(b) Community Health Systems, Inc. 2004 Employee Performance Incentive Plan.

(i) Effective as of or before the Distribution Date, QHC shall establish an appropriate annual bonus plan (the “QHC Annual Bonus Plan”), upon such terms and conditions as QHC deems appropriate.

(ii) The QHC Annual Bonus Plan shall provide that Transferred Employees shall be eligible to participate in the QHC Annual Bonus Plan beginning on the applicable Transfer Date to the same extent that they were eligible to participate in the CHS 2004 Employee Performance Incentive Plan immediately prior to such Transfer Date.

(iii) Each Transferred Employee who participated in the CHS 2004 Employee Performance Incentive Plan prior to the Distribution Date with respect to the plan year commencing on January 1, 2015, and who is eligible to receive annual and/or other forms of bonus payments in respect of such plan year pursuant to the terms of the CHS 2004 Employee Performance Incentive Plan (treating service with the QHC Group as if with the CHS Group) shall be entitled to receive from QHC, and QHC shall be responsible for paying, all cash bonus payments due to such Transferred Employee in accordance with the CHS 2004 Employee Performance Incentive Plan for such plan year. Notwithstanding the foregoing, CHS shall make all determinations of performance and all payment calculations under this Section 5.02(b) with respect to the plan year commencing on January 1, 2015 and shall inform QHC in writing of such determinations. QHC shall be solely responsible for the payment of such amounts determined by CHS with respect to Transferred Employees hereunder for such plan year.

ARTICLE VI

MISCELLANEOUS

Section 6.01 Transfer of Records.

(a) Sharing of Information. Subject to and in compliance with any limitations imposed by applicable Law, CHS and QHC (acting directly or through members of the CHS Group or the QHC Group, respectively) shall provide to the other and their respective authorized agents and vendors all information necessary (including information for purposes of determining benefit eligibility, participation, vesting and calculation of benefits) on a timely basis under the circumstances for the parties to perform their respective duties under this Agreement. To the extent that such information is maintained by a third party vendor, each party shall use its commercially reasonable best efforts to require the third party vendor to provide the necessary information and assist in resolving discrepancies or obtaining missing data.

(b) Transfer of Personnel Records and Authorization. Subject to and in compliance with any limitation imposed by applicable Law and to the extent that it has not done so before the Effective Time, CHS shall transfer to QHC any and all employment records (including any Form I-9, Form W-2 or other Internal Revenue Service and relevant tax forms applicable in any non-U.S. jurisdiction) with respect to QHC Employees and QHC Former Employees and other records reasonably required by QHC to enable QHC properly to carry out its obligations under this Agreement. Subject to and in compliance with any limitation imposed by applicable Law and to the extent that it has not done so before the Effective Time, QHC shall transfer to CHS any and all employment records (including any Form I-9, Form W-2 or other Internal Revenue Service and relevant Tax forms applicable in any non-U.S. jurisdiction) with respect to CHS Employees and CHS Former Employees and other records reasonably required by CHS to enable CHS properly to carry out its obligations under this Agreement. The transfer of records generally shall occur as soon as administratively practicable at or after the Effective Time. Each Party will permit the other Party reasonable access to Employee records, to the extent reasonably necessary for such accessing Party to carry out its obligations hereunder.

(c) Access to Records. To the extent not inconsistent with this Agreement, the Separation and Distribution Agreement or any applicable privacy protection Laws or regulations, reasonable access to Employee-related and benefit plan-related records after the Effective Time will be provided to members of the CHS Group and members of the QHC Group pursuant to the terms and conditions of Article VII of the Separation and Distribution Agreement.

(d) Maintenance of Records. With respect to retaining, destroying, transferring, sharing, copying and permitting access to all Employee-related information, CHS and QHC shall comply with all applicable Laws, regulations and internal policies, and shall indemnify and hold harmless each other from and against any and all Liability, claims, actions, and damages that arise from a failure (by the indemnifying Party or its Subsidiaries or their respective agents) to so comply with all applicable Laws, regulations and internal policies applicable to such information.

(e) Cooperation. Each Party shall use commercially reasonable efforts to cooperate and work together to unify, consolidate and share (to the extent permissible under applicable privacy/data protection laws) all relevant documents, resolutions, government filings, data, payroll, employment and benefit plan information on regular timetables and cooperate as needed with respect to (I) any claims or reasonable inquiry under or audit of or litigation with respect to any employee benefit plan, policy or arrangement contemplated by this Agreement, (ii) efforts to seek a determination letter, private letter ruling or advisory opinion from the Internal Revenue Service or U.S. Department of Labor, or other comparable non-U.S. letter, ruling or opinion from any other Governmental Authority as applicable, in any such case on behalf of any employee benefit plan, policy or arrangement contemplated by this Agreement, (iii) any filings that are required to be made or supplemented to the Internal Revenue Service, U.S. Pension Benefit Guaranty Corporation, U.S. Department of Labor or any other Governmental Authority and (iv) any audits by a Governmental Authority or corrective actions in either case, relating to any Benefit Plan, labor or payroll practices, including but not limited to with respect to any Employment Taxes, and (v) reconciliation and administration of post-closing compensation, benefit, employment, and payroll issues; provided, however, that requests for cooperation must be reasonable and not interfere with daily business operations.

(f) Confidentiality. Notwithstanding anything in this Agreement to the contrary, all confidential records and data relating to Employees to be shared or transferred pursuant to this Agreement shall be subject to Section 7.08 of the Separation and Distribution Agreement and the requirements of applicable Law.

(g) Interaction with Other Agreements. To the extent not inconsistent with this Agreement or any applicable privacy protection Laws or regulations, the foregoing rights and obligations of this Section 6.01 shall be in addition to any similar or related rights and obligations that may be provided or applicable to members of the CHS Group or members of the QHC Group, as applicable, under the Separation and Distribution Agreement, Tax Matters Agreement and/or any Ancillary Agreement, if and as applicable.

Section 6.02 Employee Recoupment Assets. Effective as of the applicable Transfer Date, the CHS Group shall be entitled to all Employee Recoupment Assets in respect of CHS Retained Employees and CHS Former Employees, and the QHC Group shall be entitled to all Employee Recoupment Assets in respect of QHC Employees and QHC Former Employees. Without limiting the generality of the foregoing, the CHS Group hereby assigns to the QHC Group, effective as of the applicable Transfer Date, all rights and obligations relating to any Employee Recoupment Assets of the CHS Group in respect of any QHC Employee or QHC Former Employee. Notwithstanding the foregoing, the CHS Group shall retain for itself and not assign to the QHC Group any right to recover the amount and/or value of any compensatory payment or award received by any QHC Employee or QHC Former Employee that was previously an officer of CHS, and/or gains realized by such employee in connection with such awards, pursuant to any “clawback” or similar policy of the CHS Group related to the misconduct of such employee prior to the Effective Time.

Section 6.03 Compliance. The agreements and covenants of the Parties hereunder shall at all times be subject to the requirements and limitations of applicable Law and collective bargaining agreements. Where an agreement or covenant of a Party hereunder cannot be effected in compliance with applicable Law or an applicable collective bargaining agreement, the Parties agree to negotiate in good faith to modify such agreement or covenant to the least extent possible in keeping with the original agreement or covenant in order to comply with applicable Law or such applicable collective bargaining agreement. Each provision of this Agreement is subject to and qualified by this Section 6.03, whether or not such provision expressly states that it is subject to or limited by applicable Law or by applicable collective bargaining agreements. Each reference to the Code, ERISA, or the Securities Act or any other Law shall be deemed to include the rules, regulations, and guidance issued thereunder.

Section 6.04 Preservation of Rights. Unless expressly provided otherwise in this Agreement, nothing herein shall be construed as a limitation on the right of the CHS Group or the QHC Group to (a) amend or terminate any Benefit Plan or (b) terminate the employment of any Employee.

Section 6.05 Fiduciary Matters. CHS and QHC each acknowledges that actions required to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under ERISA or other applicable Law, and no Party shall be deemed to be in violation of this Agreement if it fails to comply with any provisions hereof based upon its good-faith determination (which determination may include, but shall not be required to be, based on advice from counsel experienced in such matters) that to do so would violate such a fiduciary duty or standard. Each Party shall be responsible for taking such actions as are deemed necessary and appropriate to comply with its own fiduciary responsibilities and shall fully release and indemnify the other Party for any Liabilities caused by the failure to satisfy any such responsibility.

Section 6.06 Further Assurances. Each Party hereto shall take, or cause to be taken, any and all reasonable actions, including the execution, acknowledgment, filing and delivery of any and all documents and instruments that any other Party hereto may reasonably request in order to effect the intent and purpose of this Agreement and the transactions contemplated hereby.

Section 6.07 Not a Change in Control. The Parties acknowledge and agree that the transactions contemplated by the Separation and Distribution Agreement and this Agreement do not constitute a “change in control” or a “change of control” for purposes of any Benefit Plan or any agreement entered into in respect of a Benefit Plan.

Section 6.08 Notices. All Notices under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, or by certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a Notice):

If to CHS:

Community Health Systems, Inc.

4000 Meridian Boulevard

Franklin, Tennessee 37067

Attn: General Counsel

If to QHC:

Quorum Health Corporation

1573 Mallory Lane

Suite 100

Brentwood, TN 37027

Attn: General Counsel

Either Party may, by Notice to the other Party, change the address to which such Notices are to be given.

Section 6.09 Limitation on Enforcement; Third Party Beneficiaries. This Agreement is an agreement solely between the Parties. Nothing in this Agreement, whether express or implied, shall be construed to: (a) confer upon any current or former Employee of the CHS Group or the QHC Group, or any other person any rights or remedies, including, but not limited to any right to (i) employment or recall; (ii) continued employment or continued service for any specified period; or (iii) claim any particular compensation, benefit or aggregation of benefits, of any kind or nature; or (b) create, modify, or amend any Benefit Plan. The provisions of this Agreement are solely for the benefit of the Parties and their respective Subsidiaries, after giving effect to the Distribution, and their permitted successors and assigns, and are not intended to confer upon any Person except the Parties and their respective Subsidiaries, after giving effect to the Distribution, and their permitted successors and assigns, any rights or remedies hereunder. There are no other third-party beneficiaries of this Agreement and this Agreement shall not provide any other Third Party with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement. The provisions of this Agreement are solely for the benefit of the Parties, and no current or former Employee, officer, director, independent contractor, consultant, or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement.

Section 6.10 Disputes. The Parties agree to use commercially reasonable efforts to resolve in an amicable manner any and all controversies, disputes and claims between them arising out of or related in any way to this Agreement. The Parties agree that any controversy, dispute or claim (whether arising in contract, tort or otherwise) arising out of or related in any way to this Agreement that cannot be amicably resolved informally will be resolved pursuant to the dispute resolution procedures set forth in Article VIII of the Separation and Distribution Agreement.

Section 6.11 Schedules. As of the Distribution Date, the Parties shall update any schedule to this Agreement, as necessary.

Section 6.12 Interpretation. Words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires. The terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits hereto and thereto) and not to any particular provision of this Agreement. Article, Section, Exhibit and Schedule references are to the Articles, Sections, Exhibits, and Schedules to this Agreement unless otherwise specified. Unless otherwise stated, all references to any agreement shall be deemed to include the exhibits, schedules and annexes to such agreement. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive. Unless otherwise specified in a particular case, the word “days” refers to calendar days. References herein to this Agreement shall be deemed to refer to this Agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified. References to the performance, discharge or fulfillment of any Liability in accordance with its terms shall have meaning only to the extent such Liability has terms. If the Liability does not have terms, the reference shall mean performance, discharge or fulfillment of such Liability.

Section 6.13 Counterparts; Entire Agreement, Conflicts; Corporate Power; Facsimile Signatures.

(a) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement.

(b) Entire Agreement, Conflicts. This Agreement, the Separation and Distribution Agreement and the Ancillary Agreements (including the Conveyance and Assumption Instruments), and the exhibits, schedules and annexes hereto and thereto, contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein.

(c) Corporate Power. CHS represents on behalf of itself and, to the extent applicable, each CHS Subsidiary, and QHC represents on behalf of itself and, to the extent applicable, each QHC Subsidiary, as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby and thereby; and

(ii) this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

(d) Signatures and Delivery. Each Party acknowledges that it and the other Party may execute this Agreement by manual, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by email in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement. Each Party expressly adopts and confirms a stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it shall not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it shall as promptly as reasonably practicable cause each such Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

Section 6.14 Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, irrespective of the choice of Laws and principles of the State of Tennessee, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

Section 6.15 Assignability. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that neither Party may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other Party hereto. Notwithstanding the foregoing, no such consent shall be required for the assignment of a Party’s rights and obligations under this Agreement in whole in connection with a Change of Control of a Party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant Party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party. Nothing herein is intended to, or shall be construed to prohibit either Party or any of its Subsidiaries from being party to or undertaking a Change of Control.

Section 6.16 Severability. In the event that any one or more of the terms or provisions of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement, or the application of such term or provision to Persons or circumstances or in jurisdictions other than those as to which it has been determined to be invalid, illegal or unenforceable, and the Parties shall use their commercially reasonable efforts to substitute one or more valid, legal and enforceable terms or provisions into this Agreement which, insofar as practicable, implement the purposes and intent of the Parties. Any term or provision of this Agreement held invalid or unenforceable only in part, degree or within certain jurisdictions shall remain in full force and effect to the extent not held invalid or unenforceable to the extent consistent with the intent of the parties as reflected by this Agreement. To the extent permitted by applicable Law, each party waives any term or provision of Law which renders any term or provision of this Agreement to be invalid, illegal or unenforceable in any respect.

Section 6.17 Force Majeure. Neither Party shall be deemed in default of this Agreement for failure to fulfill any obligation so long as and to the extent to which any delay or failure in the fulfillment of such obligations is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide Notice to the other Party of the nature and extent of any such Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement as soon as reasonably practicable.

Section 6.18 No Set Off. Except as mutually agreed to in writing by the Parties, neither Party nor any of its Subsidiaries shall have any right of set off or other similar rights with respect to (a) any amounts received pursuant to this Agreement; or (b) any other amounts claimed to be owed to the other Party or any of its Subsidiaries arising out of this Agreement.

Section 6.19 Headings. The Article, Section and Paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 6.20 Survival of Covenants. Except as expressly set forth in this Agreement, the covenants and other agreements contained in this Agreement, and liability for the breach of any obligations contained herein, shall survive the Effective Time and shall remain in full force and effect thereafter.

Section 6.21 Waivers of Default. Waiver by either Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the waiving Party.

Section 6.22 Amendments. No provisions of this Agreement shall be deemed amended, supplemented or modified unless such amendment, supplement or modification is in writing and signed by an authorized representative of both Parties or their relevant Subsidiaries, as the case may be. No provisions of this Agreement shall be deemed waived unless such waiver is in writing and signed by the authorized representative of the Party or relevant Subsidiary against whom it is sought to be enforced.

Section 6.23 Limitations of Liability. Notwithstanding anything in this Agreement to the contrary, neither QHC or any member of the QHC Group, on the one hand, nor CHS or any member of the CHS Group, on the other hand, shall be liable under this Agreement to the other for any indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such Liability with respect to a Third Party Claim).

Section 6.24 Mutual Drafting. This Agreement shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

* * * * *

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their authorized representatives.

COMMUNITY HEALTH SYSTEMS, INC.		QUORUM HEALTH CORPORATION

By:		By:
	Name:		Name:
	Title:		Title:

Signature Page to Employee Matters Agreement